Exhibit 3.4
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 QUEST NET CORP.

The undersigned does hereby certify that, pursuant to the authority conferred upon the Board of Directors of QUEST NET CORP. (the "Corporation") a corporation organized and existing under the Florida Business Corporation Act, by Florida Statute 607.0821 and pursuant to (i) Board of Directors meetings held on March 15, 2001 and May 8, 2001, whereby all of the members of the Corporation's Board of Directors voted for certain amendments to the Corporation's Articles of Incorporation and (ii) the written consents of holders of at least 50% of the common stock then outstanding executed on March 15, 2001 and May 8, 2001, the Corporation's Articles of Incorporation are hereby amended as follows on this 20th day of June:

                                   ARTICLE I

                 The name of the corporation is Quest Net Corp.

                                   ARTICLE II

         The amendment alters ARTICLE ONE of the Corporation's Articles of Incorporation, which ARTICLE ONE shall be and read as follows:

           The name of the corporation is Markland Technologies, Inc.

                                   ARTICLE III

further alters Section 2 of the Certificate of Designation of Preferences, Rights and The amendment alters ARTICLE FIVE of the Corporation's Articles of Incorporation, the first sentence of which ARTICLE FIVE shall be and read as follows:
         This corporation is authorized to issue 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which shall be established by the corporation's Board of Directors.

         The amendment Limitations of Series B Convertible Preferred Stock contained in ARTICLE FIVE, so that the first sentence shall be and read as follows:

         2. AUTOMATIC CONVERSION. Immediately upon the effective date of a reverse split of the outstanding common stock of the Corporation, without any further action on the part of the Corporation or the holders of the then-outstanding Series B Stock, the Series B Stock shall be automatically converted into such number of shares as equals 85% of the Corporation's then-outstanding common stock on a fully-diluted basis, after giving effect to the conversion of all options, warrants and outstanding convertible securities.

                                   ARTICLE IV

         Reverse Stock Split. At 9:00 a.m. Eastern Standard Time on June 21, 2001 (the "Effective Date"), each Forty (40) shares of the Corporation's common stock, par value $.01 per share issued and outstanding (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified and changed into One (1) share of the Corporation's common stock, par value $.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more), will be entitled to receive, upon surrender of such Old Certificates to the Corporation's exchange agent appointed by the Corporation (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.

         From and after the Effective Date, Old Certificates will represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Outstanding stock certificates registered in the name of each record holder thereof that represented issued shares of common stock, prior to the effectiveness of these Articles of Amendment, shall represent a number of whole shares of Common Stock equal to the product of (a) the quotient of 1 divided by 40, multiplied by (b) the number of shares of Common Stock such certificates represented immediately prior to the effectiveness of these Articles of Amendment, rounded up to the nearest whole share.

In the event that the Corporation's exchange agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the exchange agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange and converted to whole shares, rounded up to the nearest whole share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates so surrendered, provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

                                    ARTICLE V

         These Articles of Amendment were adopted by the stockholders of the Corporation on March 15, 2001 and May 8, 2001.

                                   ARTICLE VI

         The number of shares outstanding was 49,374,309, all of which were entitled to vote on this amendment. The number of shares voted for the amendment was 26,810,000; and the number shares voted against the amendment was 22,564,309.

         Dated this the 20th day of June, 2001.


                                                     QUEST NET CORP.
                                                     a Florida corporation


                                                /s/Larry Shatsoff
                                                -------------------------------
                                                Larry Shatsoff
                                                President